SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. )

                               PortalPlayer Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                Common Stock with a $.0001 par value per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   736187204
-------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2004
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

------------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                       (Continued on following page(s))
                               Page 1 of 5 Pages

CUSIP NO.                       13G                           Page 2 of 5 Pages
_______________________________________________________________________________

1) Names of Reporting persons: Canadian Imperial Bank of Commerce I.R.S. Identification Nos. of Above Persons (entities only): 13-1942440


_______________________________________________________________________________

2) Check the appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)

_______________________________________________________________________________

3) SEC Use Only


_______________________________________________________________________________

4) Citizenship of Place of Organization: Canada


_______________________________________________________________________________
  NUMBER OF    (5)  Sole Voting Power:  1,655,873

   SHARES
               ________________________________________________________________
BENEFICIALLY   (6)  Shared Voting Power: -0-

  OWNED BY
               ________________________________________________________________
    EACH       (7)  Sole Dispositive Power: 1,655,873

  REPORTING
               ________________________________________________________________
   PERSON      (8)  Shared Dispositive Power: -0-
    WITH
_______________________________________________________________________________

9)  Aggregate Amount Beneficially Owned by Each Reporting Person:  1,655,873


_______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions):


_______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9:  7.18


_______________________________________________________________________________

12) Type of Reporting Person (See Instruction): HC


_______________________________________________________________________________

CUSIP NO.                         13G                         Page 3 of 5 Pages
_______________________________________________________________________________

Item 1(a):    Name of Issuer:

              PortalPlayer Inc.

Item 1(b):    Address of Issuer's Principal Executive Offices:

              3255 Scott Boulevard, Bldg. 1
              Santa Clara, CA 95054

Item 2(a):    Name of Person Filing:

              Canadian Imperial Bank Commerce

Item 2(b):    Address of Principal Business Office or, if none, Residence:

              199 Bay Street
              Toronto, Ontario M5L 1A2
              Canada

Item 2(c):    Citizenship:

              Canada

Item 2(d):    Title of Class of Securities:

              Common Stock with a $.0001 par value per share

Item 2(e):    CUSIP Number:

              736187204

Item 3:       Not applicable


Item 4(a):    Amount Beneficially Owned:

              1,655,873

Item 4(b):    Percent of Class:

              7.18

CUSIP NO.                       13G                           Page 4 of 5 Pages
_______________________________________________________________________________

Item 4(c):    Number of Shares as to Which Such Person Has:

              (i)   Sole power to vote or direct the vote:

                    1,655,873

              (ii)  Shared power to vote or direct the vote:

                    -0-

              (iii) Sole power to dispose or direct the disposition of:

                    1,655,873

              (iv)  Shared power to dispose or direct the disposition of:

                    -0-

Item 5:       Ownership of Five Percent or Less of a Class:

              Not applicable

Item 6:       Ownership of More than Five Percent on Behalf of Another Person:

              Not applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
              Company:

              CIBC WMC Inc. (CO)

Item 8:       Identification and Classification of Members of the Group:

              Not applicable

Item 9:       Notice of Dissolution of Group:

              Not applicable

Item 10:      Certifications:

              Not applicable

CUSIP NO.                       13G                           Page 5 of 5 Pages
_______________________________________________________________________________




                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 14 February 2005                   CANADIAN IMPERIAL BANK OF COMMERCE



                                         By:  /s/  Antonio Molestina
                                             -------------------------------
                                             Name:  Antonio Molestina
                                             Title: Senior Vice President,
                                                    Deputy General Counsel